Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made on the 24th day of July, 2023, between Latham Group, Inc. (“Company”) and J. Mark Borseth (“Employee”) and is effective as of such date (the “Amendment Effective Date”). As used in this Agreement, “Company” includes Latham Group, Inc., its predecessors, successors, and assigns.

WITNESSETH

WHEREAS, the parties entered into an Employment Agreement, dated as of February 13, 2023 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend certain terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound thereby, Company and Employee agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings ascribed to them in the Employment Agreement.

2.	Section 2 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

2.	Term. This Agreement will take effect on the Effective Date and shall continue until December 31, 2023 unless sooner terminated as hereinafter provided (“Term”). As of the end of the Term or, with notice to the Employee, as of any other date determined by the Company in its sole discretion, Employee shall cease serving as an executive officer of the Company and any titles, positions and appointments that the Employee holds with the Company or any of its subsidiaries or affiliates shall be terminated. See Section 12 herein for a description of Company payments and benefits to Employee upon a termination of employment, including payment of Base Compensation (defined below) through December 31, 2023 if the Company terminates Employee without Cause (defined below) or the Employee terminates for Good Reason (defined below).

3.	Section 3 of the Employment Agreement is hereby deleted and replace in its entirety with the following:

3.	Titles and Duties. Employee shall use Employee’s skills and render services to the best of Employee’s abilities in contributing to the operations and success of the Company, all in accordance with the directives of the Company’s Chief Executive Officer (“CEO”) and any other person designated by the CEO or Board of Directors of the Company (the “Board”), to whom Employee will report. During the Term, Employee shall serve as (A)the Company’s Interim Chief Financial Officer until the earlier of (i) the initial employment date of a newly appointed Chief Financial Officer of the Company and (ii) the end of the Term, and (B) following the period referenced in (A)(i), if applicable, as a Strategic Advisor of the Company until the end of the Term.

4.	Section 6.b. of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

b.	Bonuses. Notwithstanding Section 2.f. of the Retirement Agreement, during the Term, Employee is entitled to participate in the Management Incentive Bonus (MIB) program, as in effect and established from time to time by the Board or CEO. Employee’s 2023 target bonus under the MIB is 60% of the Base Compensation, prorated based on the number of days worked by Employee for the Company in the 2023 plan year. The earned bonus amount shall be determined in accordance with the terms and conditions specified in the MIB, including but not limited to that any Company financial performance goals thereunder shall be earned based upon the final audited consolidated financial statements of the Company for the year ended December 31, 2023 and that the earned bonus shall be paid, less payroll deductions and all required withholdings, as of the date that payments are made under the MIB to other full-time executives employed by the Company; provided, however, Employee shall not be required to be employed on the last date of the performance period or on the date of payment in order to be eligible to receive payment on such earned bonus; and, provided further, however, the earned bonus shall be no less than 75% of Employee’s 2023 target bonus without proration based on number of days worked (i.e. no less than 45% of the Base Compensation).

5.	Section 6.c. of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

c.	Signing Bonus. The Company shall pay the Employee a cash signing bonus of (i) $50,000 within two weeks of the Effective Date and (ii) $100,000 within two weeks of the Amendment Effective Date, in each case less payroll deductions and all required withholdings.

6.	Section 6.d. of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

d.	Equity Awards. As soon as reasonably practicable following the Amendment Effective Date, the Company shall grant to Employee a one-time award of 213,212 restricted stock units (“Sign On RSUs”). The Sign On RSUs shall vest 50% on the Amendment Effective Date and 50% on December 27, 2023, and be subject to the terms of the Company’s 2021 Omnibus Equity Incentive Plan and standard form of award agreement for executive officers; provided, if during the Term, Employee’s employment is terminated by the Company without Cause pursuant to Section 9.b. herein or Employee resigns for Good Reason (as defined in Section 10.a. herein), the Sign On RSUs will vest in full as of such termination date.

7.	Section 12.a. of the Employment Agreement, is hereby deleted and replaced in its entirety with the following:

a.	If, during the Term, Employee’s employment is terminated by the Company without Cause pursuant to Section 9.b. herein or Employee resigns for Good Reason (as defined in Section 10.a. herein), Company will pay Employee: (i) any remaining unpaid Base Compensation that would have been paid to Employee if he were still employed through the end of the December 31, 2023 (i.e. $186,301.87 less any Base Compensation previously paid to Employee, subject to applicable withholdings and deductions); (ii) the earned bonus under Section 6.b. herein; (iii) any paid time off to which Employee is entitled under Section 7.b. herein; (iv) COBRA premiums under Section 14 herein; and (v) any other vested benefits to which Employee is entitled, in accordance with the terms of the applicable plans or otherwise required by law to be provided to the Employee upon a termination of employment. Notwithstanding the foregoing, if any benefits payable under this Agreement, either apart from or together with other payments to Employee from Company or its affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), such benefits shall be reduced to the largest amount as will result in no portion of the benefits under this paragraph being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. For illustrative purposes only regarding Section 12(a)(i), if the Company terminates Employee’s employment without Cause effective September 30, 2023, the Company will pay Employee for four months of Base Compensation (i.e. $107,123.29), subject to applicable withholdings and deductions.

8.	For the avoidance of doubt, as Employee is entitled to severance payments under Section 12.a. of the Employment Agreement, Employee shall not be eligible to participate in any severance plan, policy, program or arrangement of the Company or any of its affiliates, including the Lathan Pool Products, Inc. Officer Severance Program.

9.	Except as set forth in this Amendment, the Employment Agreement is unaffected and shall continue in full force and effect in accordance with its terms and conditions. On or after the Amendment Effective Date, all references to the Employment Agreement shall be to the Employment Agreement, as amended by this Amendment. If there is conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

Latham Group, Inc.

By:	/s/ Scott M. Rajeski
Name: Scott M. Rajeski
Title: President & CEO

/s/ J. Mark Borseth
J. Mark Borseth

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